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                                                                      EXHIBIT 12

          PG&E GAS TRANSMISSION, NORTHWEST CORPORATION
          SEC FILING - FORM 10-Q - Third Quarter 2001
          EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES



                                               For the Nine Months Ended
                                               -------------------------
          Ratio of earnings to Fixed Charges        2001       2000
          ----------------------------------   ------------  -----------
          (Dollars in millions)
          ---------------------
          Earnings
             Net income                             $  56.4    $  43.3
          Adjustments:
             Income taxes                              28.8       27.4
             Fixed charges (as below)                  29.2       30.6
                                                    -------    -------
                   Total adjusted earnings          $ 114.4    $ 101.3
                                                    =======    =======


        Fixed charges:
             Net interest expense                   $  28.6    $  30.2
          Adjustments:
             Interest component of rents                0.3        0.0
             AFUDC debt                                 0.3        0.4
                                                    -------    -------
                   Total fixed charges              $  29.2    $  30.6
                                                    =======    =======


        Ratio of earnings to fixed charges              3.9        3.3
                                                    =======    =======